EXHIBIT 99.1

TRANSMERIDIAN EXPLORATION RECEIVES AMEX ACCEPTANCE OF ITS

PLAN TO REGAIN COMPLIANCE WITH CONTINUED LISTING STANDARDS

Houston, Texas, August 6, 2008 (PRIMENEWSWIRE) – Transmeridian Exploration Incorporated (AMEX: TMY) (the “Company”) announced today that the American Stock Exchange (“AMEX”) has accepted the Company’s plan to regain compliance with the AMEX’s continued listing standards. As previously disclosed, on May 22, 2008, the Company received notice from the AMEX staff indicating that the Company is not in compliance with Section 1003(a)(iv) of the AMEX Company Guide due to sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the AMEX, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. The Company was afforded the opportunity to submit a plan of compliance to the AMEX and on June 5, 2008 presented its plan to the AMEX. The plan outlined the actions the Company has taken and will take that it expects would bring it into compliance with the AMEX’s continued listing standards. On July 30, 2008, the AMEX notified the Company that it accepted the Company’s plan and granted the Company an extension until October 31, 2008 to regain compliance with the AMEX’s continued listing standards. The Company will be subject to periodic review by the AMEX during the extension period, and the Company must continue to provide the AMEX staff with updates in conjunction with the initiatives of its plan. Failure to make progress consistent with the plan or to regain compliance with the AMEX’s continued listing standards by the end of the extension period could result in the Company being delisted from the AMEX.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. Transmeridian primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

For more information please contact the following:

Earl W. McNiel, CFO	Phone: (713) 458-1100
5847 San Felipe, Suite 4300	Fax: (713) 781-6593
Houston, Texas 77057	E-mail: tmei@tmei.com
Website: www.tmei.com